Exhibit 99.1
HARMONIC INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
The following unaudited pro forma condensed combined statement of operations is based on the historical financial statements of Harmonic Inc. (“Harmonic”) and Entone Technologies, Inc. (“Entone”) after giving effect to the acquisition of Entone (“Acquisition”) on December 8, 2006, using the purchase method of accounting, and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
The unaudited pro forma condensed combined financial statements reflect the conversion of all outstanding shares of Entone common stock into (a) an aggregate of 3,579,715 shares of Harmonic common stock and (b) cash payments to Entone stockholders in the aggregate amount of $26.2 million. In addition, the unaudited pro forma condensed combined financial statements reflect the conversion of all outstanding Entone options for continuing employees into an aggregate of 175,342 options to purchase Harmonic common stock, and acquisition related costs of $2.5 million. Pursuant to the terms of the Agreement and Plan of Merger (“Agreement”), Entone’s consumer premise equipment (“CPE”) business was spun out to Entone’s existing stockholders as a separate private company prior to the closing of the Acquisition. As part of the terms of Agreement, Harmonic is obligated to purchase a convertible note with a face amount of $2.5 million in the new spun off private company subject to its closing of an initial round of equity financing in which at least $4 million is invested by third parties. This amount has not yet been funded.
The Acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 (A) to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible liabilities and intangible assets of Entone acquired in connection with the acquisition, based on their estimated fair values, and the excess is allocated to goodwill. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of various estimates and analyses.
The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated results of operations or financial position of Harmonic that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Harmonic. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that it may achieve, or any additional expenses that it may incur, with respect to the combined companies. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this Form 8-K. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with Harmonic’s historical consolidated financial statements included in its Annual Report on Form 10-K for its year ended December 31, 2006, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2007, and Entone’s historical consolidated financial statements for the year ended March 31, 2006, and Entone’s unaudited historical consolidated financial statements for the period from April 1, 2006 through September 30, 2006 included in Harmonic’s Current Report on Form 8-K/A filed with the SEC on February 22, 2007.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(in thousands, except per share data)

	Historical		CPE
			Business Not	Pro Forma		Pro Forma
	Harmonic	Entone	Acquired (2C)	Adjustments		Combined
Revenue	$247,684	$4,375	$(1,921)	$(31)	2E	$250,107

Cost of sales	146,238	2,540	(1,638)	3,620	2B	150,740
				(20)	2E

Gross profit	101,446	1,835	(283)	(3,631)		99,367

Operating expenses:
Research and development	39,455	3,136	(1,686)	—		40,905
Selling, general and administrative	65,243	5,927	(2,080)	—		69,090
Amortization of intangibles	470	—		397	2B	867

Total operating expenses	105,168	9,063	(3,766)	397		110,862

Loss from operations	(3,722)	(7,228)	3,483	(4,028)		(11,495)

Interest income, net	4,616	106	(63)	(1,074)	2D	3,585
Other income (expense), net	722	—		—		722

Loss before taxes	1,616	(7,122)	3,420	(5,102)		(7,188)

Provision for taxes	609	10	(6)	—		613

Net loss	$1,007	$(7,132)	$3,426	$(5,102)		$(7,801)

Net income (loss) per share:
Basic	$0.01					$(0.10)

Diluted	$0.01					$(0.10)

Weighted average shares, basic and diluted
Basic	74,639					74,639

Diluted	75,183					74,639

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

HARMONIC, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Note 1: Basis of Pro Forma Presentation
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 is based on historical financial statements of Harmonic and Entone after giving effect to the Acquisition, and the assumptions and adjustments described in the notes herein. Entone’s fiscal year ends on March 31, and its historical results have been conformed to Harmonic’s most recent annual reporting period, which is the period from January 1, 2006 through December 31, 2006, by adding Entone’s results for the quarter ended March 31, 2006 to its results for the period from April 1, 2006 through December 8, 2006.
The unaudited pro forma condensed combined statement of operations of Harmonic and Entone for the year ended December 31, 2006 is presented as if the Acquisition had taken place on January 1, 2006.
The pro forma adjustments are based upon available information and certain assumptions that Harmonic believes are reasonable under the circumstances. A final determination of fair values relating to the merger may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net liabilities of Entone that exist as of the date of the completion of the merger. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statement data. No tax effects has been recorded on the pro forma adjustments due to the cumulative net operating losses outstanding on the combined entity.
The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated results of operations or financial position of Hamonic that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Harmonic. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve, or any additional expenses that we may incur, with respect to the combined companies. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this Form 8-K. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with Harmonic’s historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007, and Entone’s historical consolidated financial statements for the year ended March 31, 2006, and Entone’s unaudited historical consolidated financial statements for the period from April 1, 2006 through September 30, 2006 included in Harmonic’s Current Report on Form 8-K/A filed with the SEC on February 22, 2007.
Note 2: Pro Forma Adjustments
(A) Purchase Price Adjustments

For the purposes of the pro forma financial information, the following table presents the components of the purchase price consideration.

(In thousands)
Cash consideration for common and preferred stockholders	$26,232
Fair value of common stock issued, net of issuance costs	20,018
Stock options assumed	228
Estimated acquisition related costs	2,483

Total	$48,961

The fair value of common stock reflects the issuance of 3,579,715 shares of Harmonic’s common stock to Entone shareholders. The estimated acquisition related costs for Harmonic consist primarily of investment banking, legal, accounting fees and other directly related costs. None of the estimated acquisition related costs have been paid and are included on the balance sheet in accounts payable and other current liabilities.
The fair value of Harmonic’s stock options issued to Entone employees are valued at $925,000 using the Black-Scholes options pricing model of which $697,000 represents unearned stock-based compensation, which will be recorded as compensation expense as services are provided by the optionholders, and $228,000 was recorded as purchase consideration. The stock-based compensation expense of $20,000 was recorded in the period December 8, 2006 to December 31, 2006.
(B) Amortization of Intangibles
The pro forma adjustment represents the amortization of intangible assets based on the preliminary allocation of purchase price set forth below.
The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Entone and is for illustrative purposes only. The allocation is preliminary and is based on Entone’s assets and liabilities as of December 8, 2006.

		(In thousands)
Net liabilities		$(351)
Intangible assets:
Existing technology	11,600
Core technology	2,800
Customer relationship	1,700
Trademarks/trade names	800	16,900

Goodwill		32,412

Total purchase price		$48,961

Goodwill of approximately $32.4 million represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. Entone’s software solutions, which facilitates the provisioning of personalized video services including video-on-demand, network personal video recording, time-shifted television and targeted advertisement insertion, will enable Harmonic to expand the scope of solutions we can offer to cable, satellite and telco/IPTV service providers in order to provide an advanced and uniquely integrated delivery system for the next generation of both broadcast and personalized IP-delivered video services. These opportunities, along with the established Asian-based software development workforce, were significant factors to the establishment of the purchase price, resulting in the amount of goodwill.

Amortization of intangibles has been provided using the following estimated useful lives: core/existing technology — three to four years; customer relationship — six years and trademarks/trade names — five years. The following represents the estimated annual amortization of intangibles for Harmonic:

Fiscal Year	(In Thousands)
Recorded in 2006	$266
2007	4,302
2008	4,302
2009	4,237
2010	3,094
2011	433
2012	266

Total	$16,900

(C) CPE Spin off
On December 8, 2006, Harmonic completed its merger with Entone pursuant to the terms of the Agreement and Plan of Merger (“Agreement”) dated August 21, 2006. Under the terms of the Agreement, Harmonic is obligated to purchase a convertible note with a face amount of $2.5 million in the new spun off private company subject to its closing of an initial round of equity financing in which at least $4 million is invested by third parties. This amount has not yet been funded. The pro forma condensed combined financial statements include adjustments to remove the CPE business in order to provide a better reflection of the continuing business. The pro forma adjustments for the CPE business includes allocation of operating expenses and other income/(expense) amounts based upon estimates that reasonably reflect the benefit received, such as headcount, occupancy square footage or specific expense identification.
(D) Purchase financing
The pro forma adjustment represents the reduction in amount of interest income earned on the cash payment of $26.2 million included in the purchase price.

Decrease in
		Estimated	Annual
		Annual	Interest
(in thousands, except interest rate)	Amount	Interest Rate	Income
Cash payment to Entone stockholders	$26,232	4.4%	$1,074
(E) Intercompany sales
The pro forma adjustment represents the elimination of sales and cost of sales for shipments made by Entone to Harmonic. Total sales and cost of sales during the period from January 1, 2006 through December 8, 2006 were $31 thousand and $20 thousand, respectively.